Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

March 30, 2020

AquaVenture Announces Completion of Acquisition by Culligan

ROSEMONT, IL and TAMPA, FL, March 30, 2020 – AquaVenture Holdings Limited (NYSE: WAAS), a leading multinational developer and provider of sustainable Water-as-a-Service® (WAAS®) solutions (“AquaVenture”), today announced the completion of AquaVenture’s previously announced acquisition by Culligan, the innovative brand in consumer-focused and sustainable water solutions and services, for $27.10 per share in an all-cash transaction. The transaction will result in AquaVenture joining Culligan’s leading consumer water service and solutions platform as a privately held company.

About AquaVenture

AquaVenture is a multinational provider of WAAS solutions that provide customers a reliable and cost-effective source of clean drinking and process water primarily under long-term contracts that minimize capital investment by the customer. AquaVenture is comprised of two operating platforms: Quench, a leading provider of filtered water systems and related services with approximately 160,000 company-owned units installed at institutional and commercial customer locations across the U.S. and Canada; and Seven Seas Water, a multinational provider of desalination and wastewater treatment solutions, providing more than 8.5 billion gallons of potable, high purity industrial grade and ultra-pure water per year to governmental, municipal, industrial and hospitality customers.

About Culligan

Founded in 1936 by Emmett Culligan, Culligan is a world leader in delivering water solutions that will improve the lives of its customers. The company offers some of the most technologically advanced, state-of-the-art water filtration and treatment products. Culligan's products include water softeners, drinking water systems, whole-house systems and solutions for businesses. Culligan's network of franchise dealers is the largest in the world, with over 900 dealers in 90 countries. Many Culligan dealers have valuable equity in their communities as multigenerational family owners of their franchises.

Contact Info:

AquaVenture Holdings

investors@aquaventure.com

Investors Hotline: 855-278-WAAS (9227)